U.S. SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549

                                     FORM 4

           STATEMENT OF CHANGES OF BENEFICIAL OWNERSHIP OF SECURITIES

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
              Section 30(h) of the Investment Company Act of 1940

|_| Check this box if no longer subject to Section 16. Form 4 or Form 5 obligations may continue. See Instruction 1(b).
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1. Names and Address of Reporting Person*

   Daly                   Andrew                    P.
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   (Last)                (First)                 (Middle)

   c/o Vail Resorts, Inc., P.O. Box 7
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                                    (Street)

   Vail                    CO                   81658
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   (City)                (State)                 (Zip)

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2. Issuer Name and Ticker or Trading Symbol

   Vail Resorts, Inc. ("MTN")
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3. IRS Identification Number of Reporting Person, if an entity (Voluntary)


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4. Statement for Month/Day/Year

   9/16/02
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5. If Amendment, Date of Original (Month/Day/Year)


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6. Relationship of Reporting Person to Issuer
   (Check all applicable)

   |X|   Director                             |_|   10% Owner
   |X|   Officer (give title below)           |_|   Other (specify below)

         President
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7. Individual or Joint/Group Filing (Check Applicable Line)

    |X|  Form filed by One Reporting Person
    |_|  Form filed by More than One Reporting Person

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* If the Form is filed by more than one reporting person, see Instruction
  4(b)(v).

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Table I - Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned
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
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                                                                                                               6.
                                                                4.                              5.             Owner-
                                       2A.                      Securities Acquired (A) or      Amount of      ship
                                       Deemed     3.            Disposed of (D)                 Securities     Form:     7.
                          2.           Execution  Transaction   (Instr. 3, 4 and 5)             Beneficially   Direct    Nature of
                          Transaction  Date,      Code          ----------------------------    Owned          (D) or    Indirect
1.                        Date         if any     (Instr. 8)               (A)                  Following      Indirect  Beneficial
Title of Security         (Month/      (Month/    ------------  Amount      or     Price        Reported       (I)       Ownership
(Instr. 3)                Day/Year)    Day/Year)  Code     V               (D)                  Transaction(s) (Instr.4) (Instr. 4)
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

Common Stock              9/16/02                 M             8,320      A       $6.85                       D
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Common Stock              9/16/02                 F             1,594      D       $6.85                       D
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                                                                                                15,511
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

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

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 Table II - Derivative Securities Acquired, Disposed of, or Beneficially Owned
         (e.g., puts, calls, warrants, options, convertible securities)
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
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                                                                                                          9.         10.
                                                                                                          Number     Owner-
                                                                                                          of         ship
            2.                                                                                            Deriv-     Form of
            Conver-                            5.                              7.                         ative      Deriv-  11.
            sion                               Number of                       Title and Amount           Secur-     ative   Nature
            or               3A.               Derivative    6.                of Underlying     8.       ities      Secur-  of
            Exer-            Deemed   4.       Securities    Date              Securities        Price    Bene-      ity:    In-
            cise    3.       Execut-  Trans-   Acquired (A)  Exercisable and   (Instr. 3 and 4)  of       ficially   Direct  direct
            Price   Trans-   tion     action   or Disposed   Expiration Date   ----------------  Deriv-   Owned      (D) or  Bene-
1.          of      action   Date,    Code     of(D)         (Month/Day/Year)           Amount   ative    Following  In-     ficial
Title of    Deriv-  Date     if any   (Instr.  (Instr. 3,    ----------------           or       Secur-   Reported   direct  Owner-
Derivative  ative   (Month/  (Month/  8)       4 and 5)      Date     Expira-           Number   ity      Trans-     (I)     ship
Security    Secur-  Day/     Day/     ------   ------------  Exer-    tion              of       (Instr.  actions    (Instr. (Instr.
(Instr. 3)  ity     Year)    Year)    Code V   (A)   (D)     cisable  Date     Title    Shares   5)       (Instr. 4) 4)      4)
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

Option to   $6.85   9/16/02           M        8,320         10/1/97  10/1/02  Common   8,320             293,041    D
Purchase                                                                       Stock
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



Explanation of Responses:




Date: 9/16/02                         /s/   Andrew P. Daly
      ------------------              ------------------------------------------
                                      Name: Andrew P. Daly


** Intentional misstatements or omissions of facts constitute Federal Criminal
   Violations. See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed.
      If space provided is insufficient, See Instruction 6 for procedure.